Exhibit 4.6
DR PEPPER SNAPPLE GROUP, INC.
DR PEPPER SNAPPLE GROUP, INC.
LEGACY INTERNATIONAL SHARE AWARD PLAN
Effective as of May 7, 2008

THE RULES OF THE DR PEPPER SNAPPLE GROUP, INC.
LEGACY INTERNATIONAL SHARE AWARD PLAN
CONTENTS

1.	INTERPRETATION AND CONSTRUCTION	3

2.	GRANTING AWARDS	4

3.	TRANSFER OF SHARES	5

4.	CHANGE IN CONTROL AND LIQUIDATION	5

5.	SUBSTITUTE AWARDS FOLLOWING CHANGE IN CONTROL	6

6.	VARIATION OF CAPITAL	7

7.	GENERAL	7

8.	SECTION 409A OF THE CODE	9

9.	CHANGING AND ENDING THE PLAN	10

DR PEPPER SNAPPLE GROUP, INC.
LEGACY INTERNATIONAL SHARE AWARD PLAN
Introduction
Cadbury Schweppes Public Limited Company, registered in England with No. 52457 (“CS”), Cadbury plc and the Company have entered into a Separation and Distribution Agreement effective as of May 1, 2008 (the “Separation Agreement”) pursuant to which (i) CS will become a wholly-owned subsidiary of Cadbury plc; (ii) CS and/or one or more members of the Cadbury business will, collectively, retain or acquire beneficial ownership of all of the assets of the Cadbury business and assume all of the liabilities of the Cadbury business and the Company and/or one or more of its Subsidiaries will, collectively, retain or acquire beneficial ownership of all of the Beverages Assets and assume all of the Beverages Liabilities (as such terms are defined in the Separation Agreement); and (iii) the Company will distribute to the holders of Cadbury plc Ordinary Shares, on a pro rata basis, without any consideration being paid by such holders, all of the outstanding Shares of the Company (the “Distribution”).
In connection with the Distribution, the Company, CS and Cadbury plc have entered into the Employee Matters Agreement (as defined herein). The Employee Matters Agreement, among other things, sets forth the treatment of the awards granted to employees of the Company under the CS International Share Award Plan (the “CS ISAP”) and converted to awards under this Dr Pepper Snapple Group, Inc. Legacy International Share Award Plan (the “Plan”). The Company has established this Plan to set forth rules to facilitate in the payment and settlement of the converted awards, consistent with the terms and conditions of the Employee Matters Agreement.

Dr Pepper Snapple Group, Inc.
LEGACY INTERNATIONAL SHARE AWARD PLAN
1.	INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this Plan, the following expressions have the meanings shown next to them:

Act — United Kingdom Income and Corporation Taxes Act 1988;

Award — the Award granted to a Participant subject to and in accordance with the Rules and with Article 3 of the Employee Matters Agreement to replace a corresponding Conditional Award;

Award Shares — the number of Shares in respect of which the Award was granted, such number being determined in accordance with Article 3 of the Employee Matters Agreement;

Board — the Board of Directors of the Company or a duly appointed committee of it;

Change in Control — an occurrence where any person, partnership, corporation, trust or similar entity or group acquires in a transaction or a series of transactions 30% or more of the voting securities of the Company;

Code — the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder;

Committee — the Compensation Committee of the Board;

Company — Dr Pepper Snapple Group, Inc.;

Conditional Award — an “Award” (as defined under the CS ISAP) held by a Participant under the CS ISAP which is replaced by an Award;

Control — the same meaning as in section 840 (Meaning of “control” in certain contexts) of the Act;

Effective Date — the Plan shall be effective on May 7, 2008;

Employee Matters Agreement — the Employee Matters Agreement between and among CS, the Company and Cadbury plc dated effective as of May 7, 2008;

Family Member or Family Trust — in relation to a Participant, one of the following:
(i)	his spouse or children or step-children under the age of 18; or

(ii)	a trust in respect of which confirmation has been received by the Committee from the trustees of the trust in such form as the Committee may from time to time determine that the terms of the trust do not permit any of the settled property to be applied otherwise than for the benefit of a Participant and a Participant’s spouse or children or step-children under the age of 18;
Holding Company — the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the United Kingdom Companies Act 1985;

Participant — the holder of an Award or, after his death, his personal representative;

Participating Employer — the Company and any Subsidiary of the Company;

Release Date — in relation to an Award, the date (as certified by CS) on which the shares subject to an applicable Conditional Award would have become vested and eligible for release to a Participant under the CS ISAP. This is subject to Rule 7.6 (Company trading policies);

Rules — the rules of this Plan;

Share — a share of common stock of the Company;

Social Security Liability — a liability to pay national insurance contributions in the United Kingdom (or their equivalent, in the opinion of the Committee, outside the United Kingdom), taxes or duties;

Subsidiary — the same meaning as in section 736 (“Subsidiary”, “holding company” and “wholly-owned subsidiary”) of the United Kingdom Companies Act 1985;

US Taxpayer — any Participant who is subject to US taxation on compensation paid under the Plan.

1.2	Construction of the Rules

(A)	Where the context so requires, any reference in these Rules:
(i)	to the singular includes the plural and vice versa;

(ii)	to the masculine gender includes the feminine; and

(iii)	to an enactment includes that enactment as for the time being amended or re-enacted.
(B)	The headings to the Rules are for reference purposes only and are not to affect the meaning or construction of the Rules.

(C)	The Schedules to these Rules form part of the Rules.

1.3	Governing Law

Unless the Rules provide otherwise, this Plan and any Award granted under it will be governed by and construed in accordance with the laws of the State of Delaware.

1.4	Administration

Unless the Rules provide otherwise, the Committee will administer the Plan and shall have full authority to make all legal and factual determinations, construe and interpret the Plan in accordance with the terms herein.

1.5	Disputes

The Committee’s decision on the construction of the Rules and on any disputes arising under the Plan is final and binding on all persons.

2.	GRANTING AWARDS

In accordance with the Employee Matters Agreement, the Company shall grant the Awards on the Effective Date or before the Effective Date (in which case the Awards will be conditional upon the Distribution occurring). No additional Awards shall be granted under the Plan.

The Company shall notify each Participant of his Awards as soon as practicable after the date of grant and of the number of Shares subject to them.

3.	TRANSFER OF SHARES

3.1	Transfer of Shares

(A)	Subject to Rule 8, within 28 days after the Release Date applicable to an Award, the Company shall transfer, or ensure the transfer of, the Award Shares to a Participant or such Participant’s personal representatives.

(B)	The Company’s obligation under Rule 3.1 is, however, subject to (i) any necessary consents or approvals as may be required by any competent authority have first been obtained; (ii) Rule 7.7 (Withholding obligations); and (iii) Rule 7.8 (Social Security Liability).

3.2	Death of a Participant

If a Participant dies before the Release Date, his Award Shares shall be transferred to his personal representatives in accordance with Rule 3.1 (as soon as practicable after a Participant’s death).

3.3	Termination of Employment

The termination of a Participant’s employment for any reason shall have no effect on his Award, except as provided for in Rule 3.2.

4.	CHANGE IN CONTROL AND LIQUIDATION

4.1	Effect of Change in Control

This Rule applies if:
(i)	any person (either alone or together with any person acting in concert with him) obtains Control of the Company; or
(ii)	any person (either alone or together with any person acting in concert with him) already having Control of the Company makes a general offer to acquire all the Shares of the Company (other than those which are already owned by him and/or any person acting in concert with him); or
(iii)	a resolution is passed for the winding up, or an order is made for the compulsory winding-up, of the Company.
A Participant’s Award Shares shall be transferred in accordance with Rule 3.1 within 28 days after the date on which the relevant event occurs.

4.2	Overriding Provision

This Rule applies if all of the following conditions are satisfied:
(i)	the events referred to in Rule 4 form part of a scheme or arrangement as a result of which the Company will be under the Control of another company;
(ii)	immediately after the scheme or arrangement at least 50% of the shares of the acquiring company will be owned by persons who owned shares in the Company immediately before the scheme or arrangement; and

(iii)	Participants are to be offered substitute awards in accordance with Rule 5 (Substitute Awards following a Change in Control).
The Committee may decide that Rule 4.1 will not apply but that the Rules will instead apply to the shares, and replacement awards, which a Participant receives in substitution for his Awards.

5.	SUBSTITUTE AWARDS FOLLOWING CHANGE IN CONTROL

5.1	Application

Rule 5 applies where an acquiring company:
(i)	obtains Control in the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company made on a condition such that if it is satisfied the acquiring company will have Control of the Company: or
(ii)	obtains Control in the Company as a result of making a general offer to acquire all the Shares.
The acquiring company’s offer need not extend to shares which are already owned by it and/or by its Holding Company and/or by the Subsidiaries of it or of its Holding Company.

5.2	Release of Awards

Subject to Rule 8, with the agreement of the acquiring company, a Participant may release his Award (the “Old Award”) in consideration of the grant to him of a replacement award (the “New Award”) over shares in the acquiring company or some other company.

The number of shares over which (or in respect of which) the New Award is granted must have the same fair market value as the Shares subject to the Old Award or otherwise be determined on such terms as the Committee considers to be fair and reasonable to preserve the intrinsic value of the Old Award.

5.3	Deemed Release

If Rule 4.2 (Overriding provision) applies, the Committee may decide that a Participant will be deemed to have agreed to the release of his Old Award in return for the grant of a New Award under this Rule 5.

5.4	Consequences of Release

If a Participant is granted a New Award under this Rule 5, the Rules will apply to the New Award:
(i)	as if references to Shares were references to the shares in respect of, or by reference to, which the New Award is granted; and
(ii)	as if references to the Company (including any such references as occur in expressions which are defined in Rule 1 and used in those Rules) were references to the company in respect of whose shares the New Award is granted.

6.	VARIATION OF CAPITAL

If there is a variation in the capital of the Company or in such other circumstances as the Committee considers appropriate, the Committee may adjust each Award in any way that it decides is appropriate. The Committee’s decision will be final and binding on all parties. The Company shall inform each Participant (or, if applicable, such Participant’s Family Member or Family Trust) of any adjustment to his Award as soon as practicable after the Committee’s decision.

7.	GENERAL

7.1	Availability of Shares

The Company shall ensure that sufficient Shares are available for all subsisting Share Awards.

7.2	Non-transferability of Awards

With the prior agreement of the Committee, an Award may be transferred to a Participant’s Family Member or Family Trust. Subject to this exception, an Award will lapse immediately if:
•	a Participant to whose Family Member or Family Trust the Award was granted or has been transferred, transfers it or creates any interest in it in favor of any third party; or
•	a bankruptcy order or judgment is made in respect of him under the laws of any applicable jurisdiction.
7.3	Relationship to Contract of Employment

Participation in the Plan is a matter entirely separate from, and does not affect, a Participant’s pension rights or terms of employment.

7.4	Notices and Circulars to Shareholders

Unless otherwise required by applicable law, the Company need not give Participants copies of any documents sent by the Company to its shareholders.

7.5	Costs

The Company must pay the costs of preparing and running the Plan. It may, however, require Participating Employers to share the costs on such a basis as the Committee considers fair.

7.6	Company Trading Policies

Notwithstanding any other Rule, the Release Date applicable to an Award may not occur, during a period when the buying or selling of securities by a director or employee of the Company would breach the Company’s securities trading policies. If the Committee so decides, this restriction applies even if a Participant is not at that time forbidden by the Company’s securities trading policies from buying or selling securities. This restriction does not, however, apply if permission is given:
(i)	in the case of a Participant who is bound by the Company’s securities trading policies, in accordance with the procedures laid down in the Company’s securities trading policies ; and

(ii)	in the case of any other Participant, by such person as the Committee may nominate for this purpose.
In the case of a Participant who is a US Taxpayer, the Release Date may be delayed when the Committee reasonably anticipates that the release of Shares or the occurrence of the Release Date will violate applicable law or where otherwise permitted under Section 409A of the Code.

7.7	Withholding Obligations

(A)	This Rule applies if the Committee considers that:
(a)	a Participant (or, if applicable, such Participant’s Family Member or Family Trust) may be liable to tax, duties, social security contributions or other amounts when Shares are released to him; and
(b)	any other person may have to make a payment to the appropriate authorities on account of that liability.
(B)	A Participant (or, if applicable, such Participant’s Family Member or Family Trust) must either remit to the Company such amount which it is required to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company. If he does not do so within such period as is specified by the Company, then, to the extent necessary to make sure that the person is reimbursed for the amount due (or paid) to the appropriate authorities or to comply with his obligations, a Participant will be deemed to have authorized the disposal of the Shares issuable or transferable to him in respect of his Award and the payment of the net proceeds of sale to that person.
(C)	With respect to any Participant in this Plan who is obligated to pay taxes in Canada as the result of the conversion of the interests into this Plan (as described in the Introduction), then such Participant may elect to receive a distribution of that portion of the shares to which he is entitled under this Plan, equal to the number of shares (but not to exceed the number of shares to which the electing Participant is entitled to receive under this Plan) that, when sold, will provide proceeds sufficient to pay the taxes the electing Participant is obligated to pay to the Canadian taxing authorities. The election shall be made by sending notice to:
Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
Plano, Texas 75024
Attn: Stacy Higgins
To be effective such notice of election shall provide the (i) name, address and contact information for the Participant, (ii) an affirmative statement that he or she is obligated to pay taxes in Canada as the result of the conversion, (iii) a representation that, if sold, the number of shares that the Participant needs to sell to receive proceeds to satisfy the Participant’s tax obligation in Canada resulting from the conversion, and (iv) the number of shares the Participant wishes to be distributed from this Plan. The notice must be received not later than June 27, 2008. The Company is entitled to request such other information from the Participant to confirm the Participant is entitled to receive a distribution.

7.8	Social Security Liability

(A)	This Clause applies if the Award has been granted subject to a condition that a Participant (or, if applicable, such Participant’s Family Member or Family Trust) must reimburse any person for some or all of the Social Security Liability arising as a result of

Shares being released or if a Participant has subsequently agreed to do so or if he has entered into an election to transfer some or all of that Social Security Liability to himself.

(B)	A Participant must either remit to the Company such amount which it needs to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company. If he does not do so within such period as is specified by the Company, then, to the extent necessary to make sure that a Participant complies with his obligations, a Participant will be deemed to have authorized the disposal of his Vested Shares and the payment of the net proceeds of sale to that person.

7.9	Notices to Participants

Any notice under the Plan to a Participant may be given personally or through the internal post or by sending it by post, e-mail or facsimile to the address or number given by that person.

Where a notice or document is sent to a Participant by post it will be treated as being received 72 hours after it was put into the post properly addressed and stamped. In all other cases, the notice or document will be treated as received when it is given.

All notices and documents given or sent to Participants will be given or sent at the risk of the addressee. Neither the Company nor any of its Subsidiaries any liability in respect of any notice or document given or sent, nor any obligation to check that the addressee actually receives it.

7.10	Notices to the Company

A person must give notice to the Company or the Committee by such means as the Board may from time to time decide. Such means may include, but are not limited to, delivering it personally or through the internal post or by post to the Company’s registered office (or such other place or places as the Board may from time to time determine) marked for the attention of the Company Secretary or by sending it by facsimile or e-mail or other electronic means (including the internet and the intranet) to such address or number as the Board may from time to time determine. Unless otherwise agreed by the Company, a notice will only be effective when it is received by the Company.

8.	SECTION 409A OF THE CODE

8.1	If a Participant is a “specified employee,” as defined in Section 409A of the Code, and is subject to the imposition of certain excise taxes, interest and other penalties with respect to amounts payable under the Plan in connection with his separation from service hereunder, then notwithstanding anything to the contrary in the Plan, any payments due to a Participant hereunder shall not commence until the Payment Date (as defined below).

8.2	For purposes of this Rule, the earlier of (i) the first business day following the six-month anniversary of the date of a Participant’s separation from service pursuant to Section 409A of the Code and (ii) the 15th business day following the Company’s receipt of notice of a Participant’s death is referred to as the “Payment Date”.

8.3	If any provision of the Plan contravenes Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion and without a Participant’s consent, modify the Plan to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the

Code. This Rule is not intended to create an obligation on the part of the Company to modify the Plan and does not guarantee that the amounts or benefits owed under the Plan shall not be subject to interest and penalties under Section 409A of the Code.

9.	CHANGING AND ENDING THE PLAN

9.1	Power of Change — General

Subject to the limitations in Rule 9.2, the Committee may change the Plan in any way.

9.2	Power of Change — Limitations

Subject to the exceptions in Rule 9.3, no change may be made which would affect adversely any of the subsisting rights of a Participant except either with his written consent or with the consent of most of the Participants affected by the change.

9.3	Power of Change — Exceptions

(A)	The Committee may change the Plan to take account of any changes to the Act or other relevant law.

(B)	The Committee may change the Plan and/or the terms of Awards to get or keep favorable tax, exchange control or regulatory treatment for Participants or any member of the Company or its Subsidiaries.

(C)	The Committee may make minor changes to the Plan to ease its administration or to correct clerical errors.

9.4	Notification of Changes

The Company must inform a Participant of any change made under Rule 9 which affects his rights.